Exhibit 10.6

STATE NATIONAL COMPANIES, INC.

2014 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

(PERFORMANCE-BASED)

Name of Recipient:	________________________

Total Restricted Stock Award:	_______ Shares

Vesting:

This Restricted Stock Award is subject to the performance-based and other conditions set forth in Exhibit A to this Award Agreement, which are incorporated herein by reference.  Except as otherwise expressly provided for herein, no Shares subject to this Restricted Stock Award shall be vested until the Committee certifies that the performance-based conditions set forth in Exhibit A have been attained.  The Committee cannot delegate this certification function.

Qualified Performance-Based Award:	______Yes ______ No

Date of Grant:	________________

Effect of Termination of Service because of:

(a) Death or Disability:	50% of the unvested Shares subject to this Restricted Stock Award shall vest as of the date of Termination of Service, and the remainder of the unvested Shares shall be forfeited.

(b) Termination for Cause or Resignation without Good Reason:	All unvested Shares subject to this Restricted Stock Award shall be forfeited as of the date of Termination of Service and any rights the Recipient had to such Shares become null and void.

(c) Other Reasons:

All unvested Shares subject to this Restricted Stock Award shall be forfeited as of the date of Termination of Service and any rights the Recipient had to such Shares become null and void; provided, however, that no forfeiture shall occur with respect to Shares associated with a Performance Period if the Termination of Service occurs after the end of the Performance Period unless the Termination of Service is on account of termination by the Company for Cause or resignation by the Recipient without Good Reason.

Change of Control:	In the event of a Change of Control prior to the end of a Performance Period and the successor to the Company continues or assumes the Awards associated with that Performance Period in a manner deemed acceptable by the Board of Directors, such Awards shall continue in accordance with their terms (with such adjustments to the Performance Criteria and Performance Goals to reflect the Change of Control as the Committee or any successor thereto may reasonably determine to be equivalent); provided, however, that if the Recipient is terminated without Cause or voluntarily terminates with Good Reason within 12 months after the Change of Control, then such Awards shall be automatically converted into a fully vested fixed cash award with an economic value equal to the value of such Awards assuming the attainment of the “Target” goals set forth in the table in Exhibit A over the entirety of such Performance Period.  The closing price of the Shares (or any security into which they may have been converted) on the stock exchange on which they trade on the last trading day immediately preceding the date of termination shall be used to convert the number of Shares derived in accordance with the preceding sentence into the amount of the fixed cash award.  The fixed cash award will be paid to the Recipient within 60 days following his or her termination of employment.

In the event of a Change of Control prior to the end of a Performance Period and the successor to the Company does not continue or assume the Awards associated with that Performance Period in a manner deemed acceptable by the Board of Directors, then the Committee will convert the Awards into a fixed cash award with an economic value equal to the value of such Awards assuming the attainment of the “Target” goals set forth in the table in Exhibit A over the entirety of such Performance Period.  The closing price of the Shares on the stock exchange on which they trade on the last trading day immediately preceding the date of the Change of Control shall be used to convert the number of Shares derived in accordance with the preceding sentence into the amount of the fixed cash award.  The fixed cash award will vest on the effective date of the Change of Control and be paid within 60 days thereafter.

Voting:	The Recipient is entitled to direct the Trustee (as hereinafter defined) as to the voting of Shares subject to this Restricted Stock Award that have been granted, but have not yet vested.

Non-Transferability:

The Recipient shall not sell, transfer, assign, pledge or otherwise encumber Shares subject to this Restricted Stock Award until full vesting of such Shares has occurred.  The period of time between the Date of Grant and the date Shares subject to this Award Agreement become vested is referred to herein as the “Restricted Period”.  All certificates representing Shares subject to this Award Agreement shall have endorsed thereon the following legend:  “The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the

State National Companies, Inc. 2014 Long-Term Incentive Plan and an agreement entered into between the registered owner and State National Companies, Inc.  A copy of such plan and agreement is on file at the principal office of State National Companies, Inc.”

Unless determined otherwise by the Committee and except in the event of the Recipient’s death or pursuant to a qualified domestic relations order as defined by the Code, this Restricted Stock Award is not transferable and may be earned only in the Recipient’s lifetime.  Upon the death of the Recipient, this Restricted Stock Award is transferable to the beneficiary or beneficiaries designated by the Recipient in writing (subject to such requirements as the Committee may specify in its discretion) to receive, in the event of death, any Award to which the Recipient would be entitled pursuant to the State National Companies, Inc. 2014 Long-Term Incentive Plan (the “Plan”) under this Restricted Stock Award Agreement.  If no beneficiary is designated, this Restricted Stock Award shall transfer by will or the laws of descent and distribution.  The terms of the Plan and this Restricted Stock Award Agreement shall be binding upon the beneficiaries, executors, administrators, heirs, successors and assigns of the Recipient.

Distribution:

The certificate or certificates evidencing Shares subject to this Restricted Stock Award shall be delivered to and deposited with a trustee or with the Secretary of the Company as escrow agent in this transaction (either referred to herein as the “Trustee”).  Such certificates are to be held by the Trustee until termination of the Restricted Period.  Shares of Common Stock, plus any dividends on such Shares, will be distributed as soon as practicable upon termination of the Restricted Period.  For avoidance of doubt, except as provided immediately below, if any Shares are forfeited, any associated dividends shall be forfeited as well.  Notwithstanding the foregoing, if the Recipient makes an election under Section 83(b) of the Code to have the Shares subject to this Restricted Stock Award taxed as of the Date of Grant, dividends on such Shares will be paid to the Recipient when and as declared.

The Committee hereby grants to the individual named above (the “Recipient”) a Restricted Stock Award for the number of Shares listed above, subject to the terms and conditions of the Plan and this Restricted Stock Award Agreement.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Restricted Stock Award Agreement, the terms and conditions of the Plan shall prevail.

Neither the Plan nor this Restricted Stock Award Agreement creates any right on the part of the Recipient to continue in the service of the Company or any Affiliates thereof.

The Company shall not be required to transfer on its books any Shares which have been sold or transferred in violation of any of the provisions set forth in this Restricted Stock Award Agreement.  The parties agree to execute such further instruments and take such actions as the Committee determines to be reasonably necessary to carry out the intent of this Restricted Stock Award Agreement.

The Recipient agrees to make appropriate arrangements with the Company (or any parent or subsidiary of the Company employing or retaining the Recipient) for satisfaction of any Federal, state, local and foreign income and employment tax withholding requirements applicable to the Shares subject to this Award Agreement.  The Recipient may request that any tax and other withholding requirements be satisfied by withholding or netting an appropriate number of Shares of Restricted Stock that would otherwise vest, but the Committee shall determine the extent to which such withholding or netting shall be permitted.

The Recipient represents that the Recipient has consulted with any tax consultants deemed advisable in connection with this Restricted Stock Award and that Recipient is not relying on the Company for any tax advice.  If Recipient determines to make an election under Section 83(b) of the Code to be taxed on the Shares subject to this Restricted Stock Award on the Date of Grant, based upon the fair market value of such Shares on the Date of Grant, it is the Recipient’s responsibility to (i) file such an appropriate election with the Internal Revenue Service within the 30-day period after the Date of Grant, (ii) deliver to the Company a signed copy of the 83(b) election, (iii) file an additional copy of such election form with the Recipient’s federal income tax return for the calendar year in which the Date of Grant occurs, and (iv) pay applicable withholding taxes to the Company at the time that the 83(b) election is filed with the Internal Revenue Service.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors or the Committee in respect of the Plan and this Restricted Stock Award Agreement shall be final and conclusive.

The Plan is incorporated herein by reference.  In addition, the terms of any Severance Agreement that is from time to time in effect between the Recipient and the Company, including without limitation, any Code Section 280G Parachute Payment provisions, are hereby incorporated herein by reference.  Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan.  The Plan and this Restricted Stock Award Agreement, and applicable provisions of any related Severance Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Company and the Recipient.  This Restricted Stock Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

IN WITNESS WHEREOF, State National Companies, Inc. has caused this Restricted Stock Award Agreement to be executed, and said Recipient has hereunto set his hand, as of this ____ day of _____________ 20__.

STATE NATIONAL COMPANIES, INC.

By:

RECIPIENT

EXHIBIT A

PERFORMANCE-BASED AND OTHER VESTING CONDITIONS